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EXHIBIT 10.1

                          SEPARATION AGREEMENT BETWEEN

                         CALIFORNIA PIZZA KITCHEN, INC

                                      AND

                                  TOM JENNEMAN

         This Separation Agreement (this "Agreement") sets forth the terms upon which California Pizza Kitchen, Inc. (the "Company"), and Tom Jenneman ("Executive"), have agreed to terminate Executive's employment with the Company pursuant to and in accordance with the Severance Agreement entered into in November 1999 between the Company and Executive (the "Severance Agreement"). All capitalized terms which are not defined herein have the meanings set forth in the Severance Agreement.

1. Termination. Effective August 2, 2003 (the "Termination Date"), Executive has resigned from his position as Senior Vice President of Real Estate and Chief Development Officer of the Company.

2.       Compensation.

         (a) Executive will be paid a severance payment (the "Severance Payment") in the aggregate amount of One Hundred Ten Thousand Dollars ($110,000). The Severance Payment will be paid to Executive over a period of 26 consecutive weeks following the Termination Date in equal installments at the Company's regular payroll intervals, less applicable withholdings and deductions. Thereafter, the Company shall continue to pay Executive up to an additional One Hundred Ten Thousand Dollars ($110,000) during the next succeeding 26 week period (the "Subsequent Period"), in equal installments at the Company's regular payroll intervals, less applicable withholdings and deductions; provided that any "Earnings" (as hereinafter defined) of Executive shall reduce the amount of pay to the Executive each pay period on a dollar-for-dollar basis. "Earnings" shall mean any and all economic benefits or advantages earned or accrued by Executive from employment, consulting or similar services or from self-employment activities, whether or not actually received by Executive, but shall exclude life, medical and disability insurance, payment of office overhead expenses by an employer, managing broker or joint venture partner with whom Executive must split his commissions, and other similar, non-monetary compensation, and shall further exclude all amounts received by Executive from clients as reimbursement for ordinary and reasonable business expenses which were previously paid by Executive and are of a type which are typically reimbursed by clients (e.g., messenger services and travel expenses). Executive shall not be entitled to receive any bonus compensation or other amounts except as set forth in this Agreement.

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         (b)      The Company acknowledges that Executive may practice as a real estate broker or agent following the Termination Date and agrees that for purposes of this Agreement, any commission or other payment will be deemed to have been earned and accrued by Executive on the date on which Executive becomes legally entitled to be paid such amounts in accordance with the terms of the underlying contract (e.g., the closing date in a sale transaction, the date a tenant opens for business in a lease transaction, etc.). Executive shall report his Earnings on a weekly basis no later than the close of business on the Tuesday of the next succeeding week following the week in which Executive earns or accrues any amount. At such time, Executive shall also report the nature and source of such Earnings to the Company and the Company shall have the right to confirm the amount thereof with the source.

         (c) If, in the exercise of the Company's reasonable and good faith judgment, the Company determines that Executive has earned or accrued Earnings during the Subsequent Period which are in excess of those reported to the Company by Executive (the unreported earnings are referred to herein as the "Undisclosed Earnings"), the Company shall have the right, but not the obligation, to withhold amounts otherwise payable to Executive hereunder to the extent of such Undisclosed Earnings. (The date on which Executive receives notice from the Company that it has concluded that Executive has Undisclosed Earnings is referred to herein as the "Determination Date".) If the Determination Date occurs after the Subsequent Period has expired, or if the Company decides not to withhold amounts otherwise payable to Executive hereunder (because the remaining payments owed to Executive (after giving effect to other Earnings or potential Earnings during the Subsequent Period) are less than the Undisclosed Earnings, or for any other reason), the Company shall so state in the notice delivered to Executive and Executive shall reimburse the Company for the amount of Undisclosed Earnings set forth in the notice within ten business days after the Determination Date. If Executive does not reimburse the Company for the amount demanded within such period, outstanding options then held by Executive which have an aggregate "Fair Market Value" (as hereinafter defined) equal to two times the amount of the Undisclosed Earnings shall automatically be terminated as of 11:59 p.m. on the tenth day following the Determination Date. If, however, the Company determines to withhold an amount equal to the Undisclosed Earnings from payments otherwise due hereunder, or if Executive reimburses the Company as set forth above, then outstanding options then held by Executive which have an aggregate Fair Market Value equal to only one-half of the Undisclosed Earnings shall automatically be terminated as of 11:59 p.m. on the tenth day following the Determination Date. The "Fair Market Value" of an option to purchase one share of stock shall be equal to the spread between the exercise price of such option and the closing price of a share of the Company's Common Stock on the Determination Date as reported by the NASDAQ National Market or by any national securities exchange on which the Company's Common Stock is then admitted to trading.

         (d) Notwithstanding anything to the contrary set forth herein, if Executive reports Earnings to the Company in accordance with this Section 2 and thereafter such Earnings are not actually received by Executive within nine months following the date such amounts were due, then, so long as the failure to receive the Earnings was not caused by an act or omission of Executive, Executive shall notify the Company and the Company shall pay to Executive the amount by which the Company's payments in the Subsequent Period were reduced on account of such Earnings.

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3.       Accrued Vacation. Executive has accrued 140.14 hours vacation as of the Termination Date, which equals Fourteen Thousand One Hundred Forty Eight Dollars and Fifty-Three Cents ($14,148.53). All accrued vacation has been paid to Executive concurrently with the first installment of the Severance Payment. Executive shall not be entitled to accrue or receive any additional vacation pay.

4. Options. Executive has been granted options to purchase an aggregate of 107,500 shares of the Company's Common Stock, of which options to purchase an aggregate of 77,500 shares are fully vested. All unvested options shall terminate on the Termination Date. All vested options shall be exercisable by Executive through close of business on August 2, 2006.

5. Insurance and Other Benefits. Premiums for the medical and dental programs that Executive is enrolled in on the Termination Date will be paid by the Company for a 26-week period following the Termination Date; provided that Executive will continue to pay the employee portion of such premiums. Thereafter, such medical premiums and/or dental premiums (other than the employee portion, which Executive will continue to pay), will be paid by the Company until the earlier of the expiration of an additional 26-week period or the date Executive becomes eligible for coverage under another group medical plan or dental plan, as applicable. Executive agrees that the Company shall deduct Executive's portion of the medical and dental premiums from Executive's payments under Section 2 above. Executive may continue the foregoing insurance coverage under COBRA after termination of the Subsequent Period if Executive completes and returns the election form contained in a separate letter notifying Executive of coverage to the Company's Human Resources Department in a timely manner. Executive shall not be entitled to receive any other benefits (e.g., life insurance or disability insurance) or other amounts except as set forth in this Agreement. Executive understands and agrees that the continuation of his salary causes him to be ineligible for unemployment benefits during the time period in which payments are made hereunder. Executive also agrees that during the period he receives payments hereunder he will not file for unemployment compensation.

6. Laptop Computer. Executive shall be entitled to purchase the laptop computer currently being used by Executive for Eleven Hundred Dollars ($1,100.00), subject to the Company's prior verification that no confidential or proprietary information relating to the Company is contained thereon.

7. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business and affairs of the Company and its affiliates ("Confidential Information") are the property of the Company or such affiliate. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company's Board of Directors, unless and to the extent required by law, rule or regulation or pursuant to any administrative or court order. Notwithstanding the foregoing, Executive may disclose Confidential Information which (i) has become generally available to the public other than as a result of breach of this Agreement by Executive, or (ii) Executive is compelled to disclose pursuant to a subpoena or an order of a court of competent jurisdiction; provided that if Executive is required to disclose any Confidential Information pursuant to clause (ii), Executive

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shall provide advance written notice to the Company, to the extent possible, to allow the Company to seek an appropriate protective order therefor.

8.       Release.


         (a) Executive, on behalf of himself and his assigns, heirs, legal representatives and agents, hereby releases and forever discharges the Company and each of its past and present directors, shareholders, controlling persons, officers, agents, executives, legal representatives, attorneys, parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of them separately and collectively (hereinafter referred to separately and collectively as the "Releasees") from: any and all claims, liens, demands, actions, causes of action, suits, debts, contracts, promises, obligations, damages, liabilities, losses, costs and expenses of any nature whatsoever, known or unknown, in law or in equity, anticipated or unanticipated, conditional or contingent (collectively, "Actions and Liabilities"), which Executive now owns or holds, or at any time heretofore owned or held, or which Executive hereafter can, shall or may own or hold against any of the Releasees, which in each case arise out of or relate to Executive's employment by the Company, the termination of Executive's employment, any status, term or condition of such employment, Executive's service to the Company as an officer, or any physical or mental harm or distress from such employment or service or from termination of such employment or service, including without limitation, (i) any and all claims under California statutory or decisional law pertaining to wrongful discharge, retaliation, breach of contract, breach of public policy, misrepresentation, fraud or defamation; (ii) any and all claims under the California Fair Employment and Housing Act, the California Labor Code (or any similar law or regulation of the state in which I am employed), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act, the Fair Labor Standards Act and the Americans With Disabilities Act; (iii) claims arising under any federal, state or local statute, regulation, or ordinance prohibiting discrimination on the basis of race, color, creed, religion, religious creed, sex, marital status, sexual orientation, gender, veterans status, genetic characteristics, pregnancy, childbirth or related medical condition, national origin, age, ancestry, citizenship status, mental or physical disability/handicap, medical condition, AIDS or related medical condition, arrest record, or other basis of discrimination, any and all claims for costs, expenses or attorneys' fees; (iv) any and all claims for costs, expenses or attorneys' fees; and (v) any claims to rehire rights; provided, however, that claims for vested benefits, claims arising under this Agreement, and claims for workers' compensation and unemployment insurance benefits are not waived.

         (b) Nothing in the preceding Section 8(a) shall operate to release, relieve, waive, relinquish, or discharge the Company from any obligation it may have to indemnify Executive pursuant to California Labor Code
Section 2802 or Article IV of the Company's Amended and Restated Articles of Incorporation.

         (c) The Company, on behalf of itself and its past and present directors, shareholders, controlling persons, officers, agents, executives, legal representatives, parents, subsidiaries, affiliates, predecessors, successors and assigns, hereby releases and forever discharges Executive and each of his assigns, heirs, legal representatives, and agents, and each of them separately and collectively (hereinafter referred to separately and collectively as the "Company Releasees") from: any and all Actions and Liabilities which the Company now owns or holds, or at any time

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heretofore owned or held, or which the Company hereafter can, shall or may own or hold against any of the Company Releasees which in each case arise out of or relate to Executive's services rendered to the Company; provided, however, that claims arising under this Agreement, and claims arising out of Executive's intentional misconduct, gross negligence, criminal conduct, fraud, illegal actions or actions which were in breach of Executive's fiduciary duties to the Company are not waived.

9. Waiver. Each party expressly understands and agrees that the releases contained in Section 8 fully and finally release and forever resolve the matters released and discharged in such Section, including those which may be unknown, unanticipated and/or unsuspected, and upon the advice of legal counsel, hereby expressly waives all benefits under Section 1542 of the California Civil Code, as well as under any other statutes or common law principles of similar effect, to the extent that such benefits may contravene the provisions of Section 8. Each party acknowledges that he or it has read and understands Section 1542 of the California Civil Code, which provides as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

10. Prior Assignment. Each party represents that he or it has not filed with any government agency or court any claim against the other party relating to Executive's employment, termination of employment or otherwise. Each party covenants and agrees that he or it will never, individually or with any person, or through any agent, commence or prosecute against any Releasee or any Company Releasee any of the Actions and Liabilities which are released in Section 8 of this Agreement. Each party further agrees that he will not aid, assist, abet or in any way encourage any third party or third-party entity to, in any way, pursue any Actions or Liabilities of any kind against the other party or any Releasee or Company Releasee unless such party is specifically required by law to engage in such activity. This Agreement shall be deemed breached immediately upon the commencement or prosecution of any such Action or Liability. Each party represents and warrants that he or it has not assigned or otherwise transferred (voluntarily, involuntarily or by operation of law) any right, title or interest in any Actions or Liabilities which he or it has, may have or may have had which is the subject of the release in Section 8 hereof. Each party agrees to indemnify, save and hold forever harmless the Releasees or Company Releasees, as applicable, from any Actions and Liabilities incurred as a result of any person or entity asserting any claim pursuant to any such assignment or transfer. It is the intention of the parties hereto that this indemnity does not require payment as a condition precedent to recovery.

11. EEOC Actions. This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission ("EEOC") to enforce the statutes which come under its jurisdiction and is not intended to prevent Executive from filing a charge or participating in any investigation or proceeding conducted by the EEOC; provided, however, that nothing in this section limits or affects the finality or the scope of the release provided in Section 8, the waiver

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provided in Section 9, the covenant not to sue provided in Section 10 or the agreement to submit claims to final and binding arbitration in Section 14.

12. Representations and Warranties. Each of the parties hereto warrants, represents and agrees that in executing this Agreement:

         (a) He or it has received independent legal advice from his or its attorneys with respect to each aspect of this Agreement;

         (b) He or it assumes the risk of any mistake of fact with regard to any aspect of this Agreement; and

         (c) He or it carefully has read and considered this Agreement in its entirety and fully understands its contents and the significance of each of its aspects.

13. Escrow. Executive agrees that if he brings an action to challenge the enforceability of this Agreement, he will tender to a neutral escrow, as designated by the Company, all consideration that he received pursuant to this Agreement.

14. Arbitration. Executive agrees that any future disputes between him and the Company (the "parties"), including but not limited to disputes arising out of or related to this Agreement, shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where Section 14(g) below specifically allows a different remedy.

         (a) The complainant shall provide the other party a written statement of the claim identifying any supporting witnesses or documents and the relief requested.

         (b) The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents. If the matter is not resolved, the parties shall submit the dispute to nonbinding mediation, paid for by the Company, before a mediator selected by the parties.

         (c) If the matter is not resolved through mediation, the parties agree that the dispute shall be resolved by binding arbitration. If the parties are unable to jointly select an arbitrator, they will obtain a list from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

         (d) The arbitrator shall have the authority to determine whether the conduct complained of in Section 14(a) violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of
Section 14(g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful terms of this Agreement.

         (e) The Company shall bear the costs of the arbitration if Executive prevails. If the Company prevails, Executive will pay the cost of the arbitration. Each party shall pay his or its own attorneys' fees, unless the arbitrator orders otherwise, pursuant to applicable law.

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         (f)      Arbitration shall be the exclusive final remedy for any
dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in Sections 14(a) and (b) above.

         (g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action, including, but not limited to an action for injunctive relief, in a court of competent jurisdiction, regarding or related to matters involving the Company's Confidential Information, or regarding or related to inventions that Executive may claim to have developed prior to or after joining the Company, pursuant to California Labor Code section 2870 ("Disputes Related to Inventions"). The parties further agree that for Disputes Related to Inventions which the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

15. No Admissions. Each of the parties hereto understands and acknowledges that this Agreement and the consideration transferred hereunder are being made solely for the purpose of avoiding the expense and inconvenience of litigation and it shall not be construed as an admission of any wrongful conduct or liability whatsoever on the part of any party hereto.

16. Period for Review and Consideration of Agreement. Executive understands that such Executive has been given a period of twenty-one (21) days to review and consider this Agreement before signing it. Executive further understands that he may use as much of this twenty-one (21) day period as Executive wishes prior to signing. Executive represents that Executive consulted with his attorney to the full extent that Executive so desired.

17. Executive's Right to Revoke Agreement. Executive may revoke this Agreement within seven (7) days of the date Executive signs it. Revocation can be made by delivering a written notice of revocation to Anna M. Graves at the address set forth in Section 25. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after the date the Executive delivers an executed copy of this Agreement to the Company (the "Delivery Date"). Such seventh day is referred to herein as the "Release Date." If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive the benefits described in Sections 1, 2, 3, 4 and 5 hereof.

18. Entire Understanding; Amendments. No promise or inducement of any nature has been made or given to any party other than those set forth in this Agreement. This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof, including without limitation, the release of any and all Actions and Liabilities by or against the parties hereto, and supersedes all prior agreements, representations and understandings, both written and oral, between and among the parties hereto
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with respect to the subject matter hereof. This Agreement may not be amended or modified except by a written instrument executed by all of the parties hereto.


19. Further Assurances. Each of the parties hereto, acting by himself or itself or through his or its respective attorneys, shall promptly prepare and execute all documents and do all things necessary to consummate the agreements set forth in this Agreement.

20. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the assignees, licensees, heirs, executors, legal representatives, successors and transferees of the entities and persons released hereunder, whether by license, sale, merger, reverse merger, sale of stock, insolvency, sale of assets, death, incapacity, operation of law, or, without limitation, otherwise.

21. Interpretation. This Agreement has been negotiated at arms' length between persons knowledgeable in the matters dealt with herein. Each of the parties acknowledges that he or it has been represented throughout all negotiations preceding the execution of this Agreement by experienced and knowledgeable legal counsel of his or its choice. Accordingly, any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and of this Agreement.

22. Governing Law. This Agreement has been executed in and shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of laws thereof.

23. Enforceability. If any provision of this Agreement is found, determined, and/or adjudicated to be illegal, invalid or unenforceable, then such provision shall be deemed to modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

24. No Waiver; Cumulative Remedies. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or future exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

25. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been delivered and received five business days after having been deposited in the United States Mail enclosed in a registered or certified post-paid envelope; one business day after having been sent by overnight courier; when personally delivered on a business day, or otherwise on the next succeeding business day thereafter; and in

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each case addressed to the respective parties at the addresses set forth below or to such other changed addresses the parties may have fixed by notice as provided herein:

If to Executive:           Tom Jenneman
                           911 Church Road
                           Dallas, TX  75231
                           Tel:  (214) 341 7361

If to Company:             California Pizza Kitchen
                           6053 W. Century Boulevard, Suite 1100
                           Los Angeles, CA 90045-6430
                           Attn:  Co-Chief Executive Officer
                           Tel:     (310) 342-5000
                           Fax:     (310) 319-1360

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With a copy to:            Pillsbury Winthrop LLP
                           725 South Figueroa Street, Suite 2800
                           Los Angeles, CA 90017
                           Attn:  Anna M. Graves, Esq.
                           Tel:     (213) 488-7164
                           Fax:     (213) 226-4017

26. Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of August 2, 2003.

                                             COMPANY:

                                             CALIFORNIA PIZZA KITCHEN, INC.

                                             By: /s/ Richard L. Rosenfield
                                                 -------------------------------
                                                 Richard L. Rosenfield
                                                 Co-Chief Executive Officer

                                             EXECUTIVE:

                                                /s/ Tom Jenneman
                                                --------------------------------
                                                Tom Jenneman

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